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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    We consent to incorporation by reference in the Registration Statement on Form S-4 of UST Corp. of our reports on the consolidated financial statements of The Federal Savings Bank as of December 31, 1995 and 1994 and for each of the years in the two-year period ended December 31, 1995 and on the consolidated financial statements of Main Street Community Bancorp, Inc. as of and for the year ended December 31, 1994, which reports appear in the Current Report on Form 8-K of UST Corp. dated February 6, 1998 and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                          KPMG PEAT MARWICK LLP

Boston, Massachusetts
February 6, 1998